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                                                                    Exhibit 10.2



                               AMENDMENT NO 1 TO
            MOBIUS MANAGEMENT SYSTEMS, INC. 1996 STOCK INCENTIVE PLAN


            Pursuant to Section 3.1 of the Mobius Management Systems, Inc. 1996 Stock Incentive Plan (the "Plan"), and in accordance with the resolutions of the Board of Directors of Mobius Management Systems, Inc. (the "Company") adopted on February 19, 1998 and the resolutions of the stockholders of the Company adopted on February 25, 1998, Section 1.5.1 of the Plan is amended to read as follows:


      1.5.1 The total number of shares of Class A Non-Voting Common Stock of the Company, par value $0.01 per share ("Class A Common Stock"), which may be transferred pursuant to awards granted under the Plan (the "share limit") shall be 34,800 shares, subject to the following sentence. As of any January 1 following the completion of an initial public offering of common stock of the Company, the Board in its discretion may increase the share limit by a number that is no more than 3% of the total number of shares of common stock issued and outstanding at such date. Notwithstanding the foregoing, no more than 75,000 shares of Class A Common Stock may be transferred upon the exercise of incentive stock options. Shares transferred pursuant to awards granted under the Plan may be authorized but unissued Class A Common Stock or authorized and issued Class A Common Stock held in the Company's treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.